As filed with the United States Securities and Exchange Commission on March 12, 2009

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MAKO Surgical Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-1901148
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2555 Davie Road
Fort Lauderdale, Florida 33317
(Address, Including Zip Code, of Principal Executive Offices)

MAKO Surgical Corp. 2004 Stock Incentive Plan
(Full Title of the Plan)

Maurice R. Ferré, M.D.
President and Chief Executive Officer
MAKO Surgical Corp.
2555 Davie Road, Fort Lauderdale, Florida 33317
(954) 927-2044
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:
Jay O. Rothman, Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-2400

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	741,075	$6.83	$5,061,542.25	$198.92

(1)

This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plans, and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on March 9, 2009, as reported on the NASDAQ Global Market.

741,075 Shares

MAKO Surgical Corp.
Common Stock

          This prospectus relates to the registration of up to 741,075 shares of our common stock that may be offered by the selling stockholder identified in this prospectus or a prospectus supplement for his own account. The shares were awarded to the selling stockholder under our 2004 Stock Incentive Plan. The selling stockholder may offer and sell the shares covered by this prospectus from time to time at prevailing market prices and privately negotiated prices. The selling stockholder may offer the shares from time to time in one or more transactions by any method permitted pursuant to applicable law. See “Plan of Distribution.” The price at which any of the shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction.

          We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholder, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering the shares of common stock covered by this prospectus under federal and state securities laws.

          Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.” On March 9, 2009, the last sale price of our common stock as reported on The NASDAQ Global Market was $6.91 per share.

          We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus.

          None of the shares of common stock covered by this prospectus have been registered prior to the filing of our registration statement on Form S-8 of which this prospectus is a part.

          Investing in our common stock involves risks. Before making any investment in the common stock, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus and in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2009.

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” appearing below before deciding to invest in our shares.

Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to MAKO Surgical Corp.

You should rely only on the information contained in, and incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We have received or applied for trademark registration of and/or claim trademark rights, including in the following marks that appear in this prospectus: “MAKOplasty®,” “RIO,” “RESTORIS®,” “Tactile Guidance System” and “TGS,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” Any other trademarks, trade names and service marks appearing in this prospectus or incorporated by reference are the property of their respective owners.

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CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “could,” “expect,” “intend,” “may,” “anticipate,” “plan,” “predict,” “potential,” “estimate” or similar expressions. These statements include, but are not limited to, statements related to:

•	the timing and number of planned new product introductions;

•	market acceptance of the MAKOplasty solution;

•	the effect of anticipated changes in the size, health and activities of population on the demand for our products;

•	assumptions and estimates regarding the size and growth of certain market segments;

•	our ability and intent to expand into international markets;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	the future availability from third-party suppliers, including single source suppliers, of components for our robotic arm and implant systems for our knee MAKOplasty solution;

•	the viability of maintaining our licensed intellectual property or our ability to obtain additional licenses necessary to our growth;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our continued investment in new products and technologies;

•	the ultimate marketability of newly launched products and products currently being developed;

•	the ability to implement new technologies successfully;

•	future declarations of cash dividends;

•	our goals for sales and earnings growth;

•	our ability to sustain sales and earnings growth;

•	our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities;

•	the stability of certain domestic and foreign economic markets;

•	the impact of anticipated changes in the medical device industry and our ability to react to and capitalize on those changes;

•	our ability to take advantage of technological advancements; and

•	the impact of any managerial changes.

Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. You are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this prospectus will prove to be accurate. The inclusion of a forward-looking statement in this report should not be regarded as a representation by us that our objectives will be achieved.

Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict and could, among other things, cause actual results to differ from those contained in forward-looking statements made in this prospectus. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include, but are not limited to, factors discussed under “Risk Factors” below, in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008, and the following:

•

a further economic downturn that may have a significant adverse effect on the ability of our customers to secure adequate funding, including access to credit, to buy our products or that may cause our customers to delay a purchasing decision;

•	changes in general economic conditions and interest rates;

•	changes in the availability of capital and financing sources, for our company and our customers;

•	changes in competitive conditions and prices in our markets;

•	changes in the relationship between supply of and demand for our products;

•	fluctuations in costs of raw materials and labor;

•	changes in other significant operating expenses;

•	unanticipated issues related to product launches, particularly the launch of the RIO Robotic Arm Interactive Orthopedic system;

•	decreases in sales of our principal product lines;

•	slow downs or inefficiencies in our product research and development efforts;

•	increases in expenditures related to increased government regulation of our business;

•	unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to our products;

•	developments adversely affecting our potential sales activities outside the United States;

•	increases in cost containment efforts by group purchasing organizations;

•	loss of key management and other personnel or inability to attract such management and other personnel;

•	increases in costs of retaining a direct sales force and building a distributor network;

•	unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products;

•	unanticipated expenditures related to any future litigation; and

•	unanticipated intellectual property expenditures required to develop, market and defend our products.

We urge you to consider these factors before investing in our common stock. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus, including documents incorporated by reference, carefully, including the risk factors and the financial statements and related notes.

Overview

We are a medical device company that markets our advanced robotic arm solution and orthopedic implants for minimally invasive orthopedic knee procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient specific, early to mid-stage osteoarthritic knee disease.

MAKOplasty is performed using our proprietary, U.S. Food and Drug Administration, or FDA, cleared robotic arm system and proprietary knee resurfacing implants. Our robotic arm systems, branded as our first generation Tactile Guidance System, or TGS, and our second generation RIO Robotic Arm Interactive Orthopedic system, or RIO, utilize tactile guided robotic arm technology and patient specific visualization to prepare the knee joint for the insertion and alignment of our resurfacing implants through a small incision in a minimally invasive, bone preserving and tissue sparing procedure. Our RESTORIS family of knee implants is designed to enable minimally invasive restoration of one or two of the diseased compartments of the knee joint. We believe MAKOplasty will empower physicians to address the needs of the large and growing, yet underserved population of patients with early to mid-stage osteoarthritic knee disease who desire a restoration of quality of life and reduction of pain, but for whom current surgical treatments are not appropriate or desirable due to the highly invasive nature of such procedures, the slow recovery and the substantial costs of rehabilitation, medication and hospitalization.

Unlike conventional knee replacement surgery, which requires extraction and replacement of the entire joint, MAKOplasty enables resurfacing of one or two specific diseased compartments of the joint, preserving significantly more soft tissue and healthy bone of the knee. We believe localized resurfacing can be optimized using our robotic arm technology, which offers consistently reproducible precision to surgeons to achieve optimal implant placement and alignment for smaller, more easily inserted modular implant components. We believe that the tissue sparing and bone conserving techniques enabled with MAKOplasty can offer substantial advantages to patients, surgeons and healthcare providers. Because of the minimally invasive nature of the procedure, smaller incisions are possible, which lead to less tissue loss and faster recoveries, thereby reducing the overall costs of rehabilitation, medication and hospitalization. In addition, because more of the patient’s natural anatomy is preserved and less trauma is inflicted on the knee, we believe that patients who undergo MAKOplasty have the potential to experience better functionality and more natural knee movements, thereby achieving an improved post-operative quality of life. Significantly, the expansion of our RESTORIS family of implants for use in single and bicompartmental knee resurfacing procedures provides the ability to address a broader range of the patient population suffering from early to mid-stage osteoarthritis. Finally, because our robotic arm systems are easy to use, we believe that our MAKOplasty solution makes resurfacing procedures accessible to orthopedic surgeons with a broad range of training and skills and has the potential to lead to greater adoption of knee resurfacing solutions for early to mid-stage osteoarthritis of the knee.

In May 2005, we obtained 510(k) marketing clearance from the FDA for a haptic imageless surgical guidance system. In November 2005, we obtained 510(k) marketing clearance from the FDA for version 1.0 of our TGS, a CT based patient specific visualization system with a robotic arm, which was the predecessor device to our RIO system and enabled MAKOplasty for a single compartment of the knee joint using a standard unicompartmental implant. In January 2008, we received 510(k) marketing clearance from the FDA for version 1.2 of our TGS, which allowed for MAKOplasty using an alternative standard unicompartmental knee implant and incorporated several software upgrades developed and introduced since the commercial introduction of version 1.0. We commercially launched version 1.2 in the first quarter of 2008 and version 1.3 (the modifications to which did not require 510(k) marketing clearance) in the third quarter of 2008. In the first quarter of 2006 we received 510(k) clearance for our tibial inlay knee implant system and in the fourth quarter of 2007 we received 501(k) clearance for our tibial onlay knee implant system and for our combined inlay and onlay system, branded as RESTORIS. In the second quarter of 2008, we received 510(k) clearance for our unicompartmental knee implant and 510(k) clearance for our patellofemoral knee implant, predecessor components of our proprietary multicompartmental implant system. In the fourth quarter of 2008, we received 510(k) marketing clearance from the FDA for the RIO system, which is version 2.0 of our TGS, and our multicompartmental knee implant system, branded as RESTORIS MCK. We intend to commercially launch both the RIO system and the RESTORIS MCK multicompartmental knee implant system in the first half of 2009.

As part of the TGS sales contracts, TGS customers are entitled to receive an upgrade of their TGS unit to a RIO system at no additional charge, with the exception of one customer who had the right to receive it at a discounted price. Through December 31, 2008, we commercially installed seventeen TGS units, all of which achieved customer acceptance, and installed one additional non-commercial unit for research and evaluation purposes. As of December 31, 2008, 782 knee MAKOplasty procedures had been performed since commercial introduction in June 2006. We currently have 22 post-market studies of MAKOplasty, either recently completed or in progress, which are aimed at demonstrating the accuracy of the placement and alignment of our knee implants and the clinical value of the MAKOplasty procedure. To date, the results of these studies have been presented internationally as peer-reviewed presentations at conferences in the United States and abroad. We have an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, robotics, haptics and implants.

We generate revenue from unit sales of our TGS, sales of our implants and disposable products and the sale of extended warranty service contracts. We anticipate generating revenue from future sales of RIO systems. To date, we have recognized revenue primarily from the sale of implants and disposable products utilized in MAKOplasty procedures. Recognition of deferred revenue in our statements of operations associated with the sale of TGS units depends on delivery of the RIO system, which we intend to commercially launch in the first half of 2009.

Corporate Information

We were incorporated in Delaware in November 2004 under the name MAKO Surgical Corp. The address of our principal executive office is 2555 Davie Road, Fort Lauderdale, Florida 33317, and our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. In February 2008, our common stock began trading on The NASDAQ Global Market under the ticker symbol “MAKO” and we closed our initial public offering, or IPO.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the risks set forth in Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008, as well as all of the other information contained in, or incorporated by reference into, this prospectus, before investing in our common stock. If any of the following possible events actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. In assessing these risks, you should also refer to the other information contained in, or incorporated by reference into, this prospectus, including our financial statements and related notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. Some factors in this section are forward-looking statements. For a discussion of those statements, see “Cautionary Statement About Forward-Looking Information.”

Risks Related to Investing in and Ownership of our Common Stock

We expect that the price of our common stock will fluctuate substantially, which could lead to losses for stockholders, possibly resulting in class action securities litigation.

Prior to our IPO in February 2008, there was no public market for shares of our common stock. Since the IPO, our common stock has experienced significant price fluctuations and low trading volumes. An active public trading market may not develop or, if developed, may not be sustained. The market price for our common stock will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the U.S. and other countries;

•	ability of our products, if they receive regulatory clearance, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may issue negative reports or cease to cover our common stock, which may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. As a result of our smaller market capitalization, it may be difficult for our company to continue to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our principal stockholders, directors and executive officers own a large percentage of our voting stock, which allows them to exercise significant influence over matters subject to stockholder approval.

As of March 2, 2009, our executive officers, directors and principal stockholders holding 5% or more of our outstanding common stock beneficially owned or controlled approximately 60.1% of the outstanding shares of our common stock. Accordingly, these executive officers, directors and principal stockholders, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they may occur, may depress the market price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of such shares upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, will have on the market price prevailing from time to time. The effectiveness of our registration statement on Form S-1, declared effective by the SEC on December 9, 2008, under which we registered for resale approximately 13.0 million shares of our common stock sold in the October 2008 private placement described below, issued upon conversion of our previously outstanding convertible preferred stock, or that may be acquired upon exercise of warrants sold in the equity financing, and the expiration of the holding periods under Rule 144, create a circumstance commonly referred to as an “overhang” that could depress the market price of our common stock. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Approximately all of the 25.0 million shares of our common stock currently outstanding are freely tradable without registration pursuant to Rule 144 under the Securities Act or have been registered for resale with the U.S. Securities and Exchange Commission, or SEC, and the sale of such shares could have a negative impact on the price of our common stock.

Our recent capital raising transaction, and our need to raise additional capital in the future, could have a negative effect on your investment.

We may need to raise additional capital in the future in order for us to continue to operate our business. In October 2008, we raised approximately $40.2 million in gross proceeds through the sale in a private placement of our common stock and warrants to purchase shares of our common stock. Under the terms of the private placement, we granted the investors in the private placement additional warrants to purchase 322,581 shares of our common stock at an exercise price of $6.20 per share in exchange for a right to require, under certain circumstances, the investors to purchase an additional $20,000,000 in shares of our common stock and warrants to purchase shares of our common stock. We may, in the future, also raise additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock. Such sales could be consummated at a significant discount to the trading price of our stock.

If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices of our common stock. Further, debt and equity financings may involve the issuance of dilutive warrants. No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments. Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to effect dilutive securities issuances or adjustment to previously issued securities.

The private placement in October 2008 included, and future financings may include, provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of SEC registration statements by specified dates or take other specified action. Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control. These provisions may require us to make payments or could lead to costly and disruptive disputes. In addition, these provisions could require us to record additional non-cash expenses. Such provisions in future financings could also require us to issue additional dilutive securities, although the provisions of the private placement in October 2008 include no such requirement.

We are obligated to develop and maintain proper and effective internal control over financial reporting, and we may not complete our analysis of our internal control over financial reporting in a timely manner or this internal control may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in this annual report on Form 10-K. This assessment concluded that no material weaknesses in our internal control over financial reporting have been identified by our management as of December 31, 2008. If our auditors are unable to express an opinion on the effectiveness of our internal control over financial reporting, which, in accordance with SEC rules will be required as of December 31, 2009, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock. Future failure to comply with the rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

In addition, as a public company, we incur significant additional legal, accounting and other expenses that we did not incur as a private company, and our administrative staff is required to perform additional tasks. For example, we have increased the size of our accounting staff, updated our accounting systems and procedures, revised the roles and duties of our board committees, retained a transfer agent, adopted an insider trading policy and disclosure controls and procedures and are bearing all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. Changing laws, regulations and standards relating to corporate governance and public disclosure, and related regulations implemented by the SEC and The NASDAQ Global Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We are investing resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and a diversion of management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder named in this prospectus or a prospectus supplement. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” below.

We will not receive any of the proceeds from the sale of the common stock. We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholder, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws.

SELLING STOCKHOLDER

On behalf of the selling stockholder named in the table below (including his donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 741,075 shares of our common stock, all of which are issued and outstanding. The shares were awarded to the selling stockholder under our 2004 Stock Incentive Plan. Our registration of the shares does not necessarily mean that the selling stockholder will sell all or any of the shares.

We are registering the shares to permit the selling stockholder to offer these shares for resale from time to time. The selling stockholder may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholder. For more information, see the section of this prospectus entitled “Plan Of Distribution.”

The table below lists the selling stockholder and information regarding his ownership of common stock as of March 2, 2009:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Registered for Sale(1)	Shares Owned After Sale of Registered Shares(1)
			Number	Percentage(2)
Maurice R. Ferré, M.D.(3)	875,995	741,075	134,920	*

* Less than 1%.

(1) Assumes that the stockholder disposes of all the shares of common stock covered by this prospectus and does not acquire or dispose of any additional shares of common stock. The selling stockholder is not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

(2) The percentage of common stock beneficially owned is based on 24,984,927 shares of common stock outstanding on March 2, 2009 and assumes the exercise of any warrants and options owned by the selling stockholder, but not the exercise of any other outstanding options or warrants.

(3) Dr. Ferré is our founding President, Chief Executive Officer and current Chairman of our board of directors. The number of shares listed under “Number of Shares Beneficially Owned Prior to Offering” consists of 741,075 shares of restricted common stock (of which 234,690 shares were unvested as of March 2, 2009) issued to Dr. Ferré in connection with his employment, 17,065 shares of unrestricted common stock purchased by Dr. Ferré, 49,504 shares of restricted common stock held by MMF Holdings, LLC, an entity owned by Dr. Ferré’s parents, 62,720 shares that Dr. Ferré has the right to acquire through the exercise of vested options and 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Of his 506,385 vested shares of restricted common stock, Dr. Ferré has pledged 125,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus that were previously issued to the selling stockholder to permit the resale of these shares by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We will bear all fees and expenses incident to our obligation to register the shares.

The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Further, the selling stockholder may choose to dispose of the shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). The selling stockholder will pay usual and customary brokerage fees. A broker-dealer may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. A broker-dealer who acquires shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholder or any other person.

Any commissions paid or any discounts or concessions allowed to any such broker-dealer, and, if any such broker-dealer purchases shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

If applicable, upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of the shares involved, the price at which the selling stockholder sold such shares, the commissions paid or discounts or concessions allowed by the selling stockholder to such broker-dealer(s), and, where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholder will sell any or all of the shares offered under this prospectus.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the common stock being offered by this prospectus.

EXPERTS

The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is a part of the Form S-8, but does not contain all of the information included in the Form S-8 or the exhibits. Some items are omitted in accordance with the rules and regulations of the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus; and

•	we are disclosing important information to you by referring you to those documents.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Current Reports on Form 8-K filed February 13, 2009, February 20, 2009 and March 10, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed February 14, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement on Form S-8, of which this prospectus is a part, and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents with the SEC.

We will provide to each person to whom a prospectus is delivered a copy of any of the filings incorporated by reference into this prospectus, at no cost, upon written or oral request directed to us at the following address or telephone number:

Investor Relations
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, FL 33317
(954) 927-2044
investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

          The following documents filed with the SEC by MAKO Surgical Corp. (the “Company”) are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Current Reports on Form 8-K filed February 13, 2009, February 20, 2009 and March 10, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed February 14, 2008, and any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement on Form S-8 and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

          Not applicable.

Item 5.	Interests of Named Experts and Counsel

          Not applicable.

Item 6.	Indemnification of Directors and Officers

          The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Company’s third amended and restated certificate of incorporation and third amended and restated bylaws provide for the indemnification of the Company’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit,

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or redemption of shares, or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s third amended and restated certificate of incorporation includes such a provision.

          Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          As permitted by the Delaware General Corporation Law, the Company has entered into indemnity agreements with each of its directors and executive officers, that require the Company to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Company or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          At present, there is no pending litigation or proceeding involving any of the Company’s directors or executive officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

The shares being registered by this Registration Statement on Form S-8 were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or regulations promulgated thereunder. Such shares were issued to the selling stockholder pursuant to the MAKO Surgical Corp. 2004 Stock Incentive Plan.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

     (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 12th day of March, 2009.

MAKO Surgical Corp.

By:	/s/ Maurice R. Ferré

Maurice R. Ferré, M.D.
President and Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Maurice R. Ferré and Fritz L. LaPorte, and each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice R. Ferré, M.D.	President, Chief Executive Officer and Chairman of the
Maurice R. Ferré, M.D.	Board (Principal Executive Officer)	March 12, 2009

/s/ Fritz L. LaPorte	Senior Vice President of Finance and Administration,
Fritz L. LaPorte	Chief Financial Officer and Treasurer	March 12, 2009
(Principal Accounting and Financial Officer)

/s/ S. Morry Blumenfeld, Ph.D.	Director	March 12, 2009
S. Morry Blumenfeld, Ph.D.

/s/ Gerald A. Brunk	Director	March 12, 2009
Gerald A. Brunk

/s/ Marcelo G. Chao	Director	March 12, 2009
Marcelo G. Chao

/s/ Christopher C. Dewey	Director	March 12, 2009
Christopher C. Dewey

S-1

/s/ Charles W. Federico	Director	March 12, 2009
Charles W. Federico

/s/ John G. Freund, M.D.	Director	March 12, 2009
John G. Freund, M.D.

/s/ Frederic H. Moll, M.D.	Director	March 12, 2009
Frederic H. Moll, M.D.

/s/ William D. Pruitt	Director	March 12, 2009
William D. Pruitt

/s/ John J. Savarese, M.D.	Director	March 12, 2009
John J. Savarese, M.D.

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

4	MAKO Surgical Corp. 2004 Stock Incentive Plan (1)

5	Opinion of Foley & Lardner LLP (including consent of counsel) (2)

23.1	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)) (2).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (2).

24	Powers of Attorney (2).

Documents incorporated by reference to filings made by MAKO Surgical Corp. under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission (“SEC”) File No. 001-33966.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on September 19, 2007 (Registration No. 333-146162).

(2)	Filed herewith.

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